Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

InPhonic, Inc. and Subsidiaries:

We consent to the incorporation by reference in the registration statements (No. 333-123601 and No. 333-133859) on Forms S-8 of InPhonic, Inc. and Subsidiaries (the “Company”) of our reports dated March 8, 2005, except as to note 1(c) and note 4, which are as of March 16, 2006, with respect to the consolidated statement of operations, stockholders’ equity (deficit), and cash flows for the year ended December 31, 2004, and the related financial statement schedule, which reports appear in the December 31, 2006, annual report on Form 10-K of the Company.

/s/ KPMG LLP

McLean, Virginia
June 4, 2007